Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of December 23, 2022, by and among KludeIn I Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), Paas Merger Sub 1 Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub 2”), and Near Intelligence Holdings Inc., a Delaware corporation (the “Company”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of May 18, 2022 (the “Original Agreement”);

WHEREAS, pursuant to the Agreement, the Purchaser shall acquire 100% of the equity interests of the Company, directly or indirectly, through (i) the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “First Merger”), and (ii) immediately following the First Merger, the merger of the Company with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the parties hereto entered into that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of November 3, 2022 (the “First Amendment”, and the Original Agreement as amended by the First Amendment, the “First Amended Agreement”); and

WHEREAS, in connection with the Mergers and the other transactions contemplated by the First Amended Agreement, the parties hereto desire to further amend the First Amended Agreement upon the terms and subject to the conditions set forth herein (the First Amended Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser and the Company agree as follows:

1. Amendments to the Agreement.

1.1 Amendment to Outside Date. Clause (b) of Section 7.1 of the Agreement is hereby amended and restated in its entirety as follows:

“(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by April 11, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholders) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.”

1.2 Amendment to Company Base Value. The definition of “Company Base Value” set forth in Article X of the Agreement is hereby amended and restated in its entirety as follows:

““Company Base Value” means Five Hundred Seventy-Five Million U.S. Dollars ($575,000,000), plus the aggregate amount of proceeds of the Permitted Equity Financing (if any).”

2. Miscellaneous.

2.1 No Further Amendment. The parties hereto agree that all other provisions of the First Amended Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the First Amended Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the First Amended Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2 Other Terms. The provisions of Article IX of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Purchaser:

KludeIn I Acquisition Corp.

By:	/s/ Narayan Ramachandran
	Name:	Narayan Ramachandran
	Title:	Chief Executive Officer

The Company:

Near Intelligence Holdings Inc.

By:	/s/ Anil Mathews
	Name:	Anil Mathews
	Title:	Chief Executive Officer and President

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